Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CCSC Technology International Holdings Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, par value $0.005 per share	(1)	Other	2,600,000	$0.53	$1,378,000.00	0.0001381	$190.30

Total Offering Amounts:						$1,378,000.00		190.30
Total Fee Offsets:								0.00
Net Fee Due:								$190.30

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Offering Note(s)

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers 2,600,000 Class A ordinary shares of the Registrant issuable pursuant to the 2026 Equity Incentive Plan (the “2026 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2026 Plan to prevent dilution from stock splits, stock dividends or similar transactions as provided in the 2026 Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(3) of the Securities Act. The proposed maximum offering price per share is estimated to be $0.53, based on the average of the high sales price ($0.540) and the low sales price ($0.511) for the Registrant’s Class A ordinary shares as reported by The Nasdaq Stock Market LLC on September 21, 2026.